                                                                    EXHIBIT 23.6


                          Independent Auditors' Consent




The Board of Directors
PLD Capital Asset (U.S.) Inc.:

We consent to incorporation by reference in the registration statement (no. 333-35139) on Form S-8, in the Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-8 (no. 333-18713), in the registration statement (no. 333-5396) on Form S-3, and in the registration statement (no. 333-5400) on Form S-3 of PLD Telekom Inc. of our report dated March 30, 1999, relating to the balance sheet of PLD Capital Asset (U.S.) Inc. as of December 31, 1998, and the related statements of operations, shareholder's equity, and cash flows for the year then ended, which report appears in the Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 1998 of PLD Telekom Inc.

Our report dated March 30, 1999 contains an explanatory paragraph that states that the Company's parent, PLD Telekom Inc. (PLD) does not presently have sufficient funds on hand to meet its current debt obligations. PLD's failure to make payment in full when required could result in a cross-default under and acceleration of other debt obligations for which the Company is a guarantor. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                    KPMG LLP

New York, New York
April 23, 1999